UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2017 (April 21, 2017)
TRONOX LIMITED
(Exact name of registrant as specified in its charter)
Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100	Lot 22 Mason Road
Stamford, Connecticut 06901	Kwinana Beach, WA 6167 Australia

(Address of principal executive offices, including zip code)

(203) 705-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The Annual General Meeting of Shareholders (the “Annual Meeting”) of Tronox Limited (the “Company” or “our”) was held on April 21, 2017.

(b) At the Annual Meeting, shareholders voted in favor of (i) the election of the directors listed below; (ii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and (iii) approving, on a non-binding advisory basis, the compensation of our named executive officers.

The final voting results for each of these proposals are as follows:

Proposal 1(a). Election of Class A directors (elected by the holders of Class A ordinary shares of the Company). To elect six Class A directors to terms expiring in 2018. This proposal received the required affirmative vote of holders of a majority of the votes cast and the directors were elected.

Nominee	Votes For	Votes Against	Abstentions	Broker Non- Votes
Thomas Casey	50,544,913	953,717	11,916	9,018,184
Andrew P. Hines	50,785,844	711,814	12,888	9,018,184
Wayne A. Hinman	45,528,872	5,966,686	14,988	9,018,184
Peter Johnston	50,840,666	653,992	15,888	9,018,184
Ilan Kaufthal	46,475,127	5,018,532	16,887	9,018,184
Jeffry N. Quinn	43,356,815	8,089,192	64,539	9,018,184

Proposal 1(b). Election of Class B directors (elected by the holders of Class B ordinary shares of the Company). To elect three Class B directors to terms expiring in 2018. This proposal received the required affirmative vote of holders of a plurality of the votes cast and the directors were elected.

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Daniel Blue	51,154,280	0	0
Mxolisi Mgojo	51,154,280	0	0
Sipho Nkosi	51,154,280	0	0

Proposal 2. To ratify the appointment of the Tronox Limited independent registered public auditor. This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
111,104,684	72,903	505,423	0

Proposal 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay”). This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
73,319,723	28,819,796	525,307	9,018,184

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

	By:	/s/ Richard L. Muglia
Date: April 24, 2017	Name:	Richard L. Muglia
	Title:	Senior Vice President, General Counsel and Secretary